EXHIBIT (p)(4)






HOOVER INVESTMENT MANAGEMENT CO., LLC
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                           CODE OF ETHICS AND CONDUCT

                   INCLUDING PERSONAL SECURITIES TRANSACTIONS,
                             INSIDER TRADING POLICY,
                         EMAIL AND INTERNET PROCEDURES,
                            GIFTS AND ENTERTAINMENT,
 OUTSIDE BUSINESS ACTIVITIES, INVOLVEMENT IN LITIGATION AND DISCIPLINARY MATTERS

















                                   MARCH 2008
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                                TABLE OF CONTENTS

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                                                                           ----

 Section I.  Employee Personal Securities Transactions                        1
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   Basic Principles
   Categories of Employees
   "Security" and "Excluded Securities"
   "Covered Accounts"
   "Beneficial Interest"
    Policies Applicable to Access Persons
   "Insider Trading"
   Frontrunning and Scalping
   Preclearance
   Blackout Periods
   Commissions
   New Issue Securities
   Private Placements
   Limitation on Short-Term Trading
   Transaction Monitoring
   Duties of Confidentiality
   Political or Charitable Contributions
   Employee Reporting
   Policy to Detect and Prevent Insider Trading

 Section II.  Email and Internet Procedures                                  11
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   The Firm's Computer System
   Confidentiality
   Professionalism
   Email Information and Procedures
   Internet Information and Procedures
   Legal Compliance
   Violation of Policy
   Employee Reporting

 Section III.  Gifts and Entertainment, Outside Employee
 -------------------------------------------------------
  Activities, Communications, Litigation                                     14
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   Personal Gifts
   Service as a Public Company Director
   Other Outside Business Interests
   Written Materials Prepared by Employees
   Communications with the Media
   Involvement in Litigation
   Disciplinary Matters

 Section IV.  Procedures and Sanctions                                       17
 -------------------------------------

 Section V.  Acknowledgement of Receipt and Certification                    18
 --------------------------------------------------------

 Appendix 1      Examples of Beneficial Ownership                            19
 Appendix 2-A    Personal Security Transaction Authorization form            20
 Appendix 2-B    List of Accounts and Holdings                               21
 Appendix 2-C    Quarterly report of Personal Securities Transactions,
                 Receipt of Gifts and Entertainment, and Compliance
                   with Email and Internet Procedures                        22
 Appendix 2-D    Annual Certificate of Compliance                            24
 Appendix 2-E    Statement of Outside Business Activities                    25

                           CODE OF ETHICS AND CONDUCT
                      HOOVER INVESTMENT MANAGEMENT CO., LLC
                              (Revised March 2008)

As an investment adviser, Hoover Investment Management Co., LLC ("HOOVER") is a fiduciary. Hoover and all our employees ("Employees") owe our clients the highest duty of loyalty. It is crucial to Hoover that the firm and each Employee avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety. This Code of Ethics and Conduct (the "CODE") is intended to set forth policies and procedures on employee conduct, reporting responsibilities and, beyond that, to state Hoover's broader policies regarding Hoover's and its Employees' discharge of their duty of loyalty to clients. It is reasonably designed to prevent a violation by the Employees of Hoover of the Federal Securities Laws as defined under Rule 38a-1. Hoover Investment Management is required by Rule 204A-1 of the Investment Advisers Act of 1940 to provide a copy of this Code of Ethics and Conduct, and any amendments, to all employees and to disclose the Code's provisions in Form ADV Part II.

              SECTION I. EMPLOYEE PERSONAL SECURITIES TRANSACTIONS

BASIC PRINCIPLES. This Code is based on a few basic principles: (i) the interests of our clients come before the firm's or Employees' interests; (ii) each Employee's professional activities and personal investment activities must be consistent with this Code and must avoid any actual or potential conflict between the interests of clients and those of Hoover or the Employee; (iii) Employees must avoid any abuse of their positions of trust with and responsibility to Hoover and its clients, including taking inappropriate advantage of those positions.

CATEGORIES OF EMPLOYEES. This Code recognizes that different Employees have different responsibilities, different levels of control over investment decision making for client accounts, and different levels of access to information about investment decisionmaking and implementation. In general, the greater an Employee's control and access, the greater the potentials for conflicts of interest in his or her personal investment activities. Recognizing that, Employees are divided into two groups:

         1. Investment Employees - All employees who in the course of their regular functions or duties (i) make or participate in making investment decisions (e.g., portfolio managers) or recommendations, including providing information and advice to portfolio managers (e.g., research analysts) and (ii) all employees who execute a portfolio manager's decisions (e.g., traders and operations staff).

         2. Access Persons - All Investment Employees, PLUS all Employees who, in the course of their normal duties, obtain information about clients' purchases or sales of securities. BECAUSE OF HOOVER'S SMALL SIZE AND THE RANGE OF DUTIES THAT EMPLOYEES MAY HAVE, ALL EMPLOYEES ARE CONSIDERED "ACCESS PERSONS."

COMPLIANCE OFFICER AND CHIEF INVESTMENT OFFICER. Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the "Compliance Officer" or "Chief Investment Officer". Beverly Hoffmann is the Compliance Officer of Hoover Investment Management, however, Irene Hoover is the person authorized to approve trades in a covered account. As Chief Investment Officer, Irene Hoover is aware of security names that are under consideration for purchase or sale in client portfolios as well as those securities currently owned or recently owned. The Chief Compliance Officer and the Chief

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Investment Officer are responsible for the periodic review of this Code of
Ethics and Conduct and will make amendments as necessary.

"SECURITY." For purposes of this Code (and Hoover's Insider Trading Policy, attached) the term "security" includes all mutual funds in the Forward Funds family of funds, the Frost family of funds, all exchange-traded funds (ETFs), options, rights, warrants, futures contracts, convertible securities or other securities that are related to a security in which Hoover's clients may effect transactions or as to which Hoover may make recommendations. However, none of the reporting, preclearance, or specific trading limitations in this Code (other than the general prohibition on insider trading) apply to the following securities:

         1.       money market fund shares

         2. shares of mutual funds other than those belonging to the Forward Funds family of funds

         3.       direct obligations of the U.S. Government.

For purposes of this Code, you need not consider these instruments "securities."

"EXCLUDED SECURITIES." The following types of securities ("EXCLUDED SECURITIES") are not subject to the preclearance, "blackout period," and other specific trading limitations imposed by this Code:

         1. bonds or other debt instruments that are not convertible into any equity security; and

         2. securities issued by companies that have a public market capitalization in excess of $25 billion.

NOTE: THE QUARTERLY REPORTING OBLIGATIONS DESCRIBED IN THIS CODE ARE IMPOSED BY LAW AND APPLY EVEN TO EXCLUDED SECURITIES. THUS, EVEN THOUGH YOU NEED NOT COMPLY WITH THE SUBSTANTIVE LIMITATIONS OF THIS CODE IN EFFECTING TRANSACTIONS IN EXCLUDED SECURITIES, YOU STILL MUST REPORT YOUR TRANSACTIONS TO THE COMPLIANCE OFFICER.

IT IS EACH EMPLOYEE'S RESPONSIBILITY TO DETERMINE WHETHER HE OR SHE MUST REPORT A TRANSACTION OR INVESTMENT AND WHETHER OR NOT THE SUBSTANTIVE LIMITATIONS APPLY TO A TRANSACTION. IF YOU ARE IN DOUBT AS TO WHETHER A SECURITY IS AN EXCLUDED SECURITY, CONTACT THE COMPLIANCE OFFICER.

"COVERED ACCOUNTS." Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." This term refers to the following accounts(1):

         o Securities accounts of which Hoover is a beneficial owner (except for certain investment limited partnerships of which Hoover is the General Partner)(2);

___________________________
(1) Covered Accounts do not include accounts over which an Employee does not have "any direct or indirect influence or control." The most common example of this is where securities are held in a trust of which an Emloyee is a beneficiary but is not the trustee and has no control or influence over the trustee. The "no influence or control" exception is very limited and will be construed narrowly. Questions about "influence or control" or otherwise about beneficial ownership or reporting responsibilities should be directed to the Compliance Officer.

(2) Investment partnerships of which Hoover is a general partner or from which Hoover receives an interest based on capital gains (e.g., Hoover Equity Partners, L.P.) are generally not Covered Accounts despite the fact that Hoover or Employees may have a beneficial ownership interest in them. However, if Hoover's percentage interest in such a partnership were to become large, the Compliance Officer, in her discretion, could designate that partnership as a Covered Account.

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         o        Any securities accounts registered in an Employee's name; AND

         o Any account or security in which an Employee has any direct or indirect "beneficial ownership interest.

"BENEFICIAL INTEREST." The concept of "beneficial ownership" of securities is used throughout this Code. It is a broad concept and includes many diverse situations. An Employee has a "beneficial ownership" interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee's spouse, minor children and relatives who live full time in the Employee's home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership. EXAMPLES OF SOME OF THE MOST COMMON OF THOSE ARRANGEMENTS ARE SET FORTH IN APPENDIX 1. IT IS VERY IMPORTANT TO REVIEW APPENDIX 1 IN DETERMINING COMPLIANCE WITH REPORTING REQUIREMENTS AND TRADING RESTRICTIONS(3).

SPECIFIC RULES ARE NOT EXCLUSIVE. This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and an awareness that activities other than personal securities transactions could involve conflicts of interest. (For example, accepting favors from broker-dealers could involve an abuse of an Employee's position.) If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Compliance Officer should be consulted.

POLICIES APPLICABLE TO ACCESS PERSONS
-------------------------------------

ALL Employees must comply with the following policies.

ILLEGAL ACTIVITIES. As a matter of policy and the terms of each Employee's employment with Hoover, the following types of activities are strictly prohibited:

         1. The use or employment of any device, scheme or artifice to defraud any client or prospective client or any party to any securities transaction in which Hoover or any of its clients is a participant;

         2. Making to any person, particularly a client or prospective client, any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements Hoover has made to such person, in light of the circumstances under which they are made, not misleading;

         3. Engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon any client or prospective client or upon any person in connection with any transaction in securities;

         4. Engaging in any act, practice, or course of business that is fraudulent,

___________________________
(3) This broad definition of "beneficial ownership" is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her Monthly Report a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security. For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership by checking the appropriate box on the Monthly Report. Whether or not an Employee's Monthly Report carries such a disclaimer is a personal decision on which Hoover will make no recommendation. Accordingly, an Employee may wish to consult his/her own attorney on this issue.

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deceptive, or manipulative, particularly with respect to a client or prospective client; and

         5. Causing Hoover, acting as principal for its own account or for any account beneficially owned by Hoover or any person associated with Hoover (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

"INSIDER TRADING." No Employee may engage in what is commonly known as "insider trading" or "tipping" of "inside" information. Hoover has adopted an "Insider Trading Policy" that describes more fully what constitutes "insider trading" and the legal penalties for engaging in it. Each Employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever any question arises regarding what to do if an Employee believes he or she may have material nonpublic information.

FRONTRUNNING AND SCALPING. No Employee may engage in what is commonly known as "frontrunning" or "scalping" -- buying or selling securities in a Covered Account prior to clients in order to benefit from price movement that may be caused by client transactions(4). To prevent frontrunning or scalping, it is Hoover's policy that no Employee may buy or sell a security (other than an Excluded Security) when he or she knows Hoover is actively considering the security for purchase or sale (as applicable) in client accounts(5). In determining whether to clear or prohibit a proposed transaction, as described below, the Chief Investment Officer will consider, among other things, whether any research, analysis, or investment decisionmaking is in process that could reasonably be expected to lead to a buy or sell decision for clients. Information about such research, analysis, and pending decisionmaking is referred to in this Code as "Client Investment Information."

PRECLEARANCE. No Employee may buy, sell, or pledge any security (other than an Excluded Security) for any Covered Account without obtaining written clearance from the Chief Investment Officer before the transaction, specifying the securities involved, dated, and signed by the employee. IT IS EACH EMPLOYEE'S RESPONSIBILITY TO BRING PROPOSED TRANSACTIONS TO THE CHIEF INVESTMENT OFFICER'S ATTENTION AND TO OBTAIN FROM THE CHIEF INVESTMENT OFFICER WRITTEN AUTHORIZATION. Transactions effected without pre-clearance are subject, in the Compliance Officer's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. A form of request and approval is attached to this Code as APPENDIX 2-A. The Chief Investment Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an Employee did not know of client trading activity or Client Investment Information, the Chief Investment Officer should not be expected to clear transactions in securities in which clients are currently invested or as to which Hoover has Client Investment Information, although the Chief Investment Officer may determine that a particular transaction in such a security does not, under the circumstances, create the appearance of impropriety and permit it. In addition, as a general matter, the Chief Investment Officer will not approve a proposed Employee purchase if accounts managed by Hoover own in the aggregate 5% or more of any class of the issuer's equity securities.

Transaction orders must be filled within three trading days after the day approval is granted. If precleared transactions are not completed in that time frame, a new clearance must be obtained.

___________________________
(4) These practices may also constitute illegal "insider trading.

(5) Some of the other, more specific trading rules described below are also intended, in part, to prevent frontrunning and scalping.

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"BLACKOUT" PERIODS. No Employee may buy a security (other than an Excluded
Security) within seven calendar days BEFORE a client account BUYS the same security or SELL such a security (other than an Excluded Security) within seven days BEFORE a client account SELLS that security. Nor may an Employee SELL a security (other than an Excluded Security) within seven days AFTER a client account BUYS that security or BUY the security within seven days AFTER a client account SELLS that security. In addition, no employee may execute any transaction for a Covered Account on any day during which there is pending for any client a "buy" or "sell" order in that same security until the client's order is executed or withdrawn.

This rule applies whether or not the Chief Investment Officer has cleared the transaction (e.g. earlier in the day than the time at which an order was first placed for a client). It also applies to transactions in convertible, derivative, or otherwise related securities, such as options, that have the same effect as the transactions described in the first sentence of this paragraph. Thus, for example, an Employee may not buy a call option or write a put option on a stock (other than an Excluded Security) within seven calendar days before a client account buys the underlying stock or buy a put option or write a call option on a stock (other than an Excluded Security) within seven calendar days before a client account sells the underlying stock.

If an Employee completes a transaction in a Covered Account during a "blackout" period or otherwise in violation of this policy, he or she may be required to turn over any profits realized on the transaction to Hoover, in most cases for crediting to appropriate client accounts.

COMMISSIONS. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions, but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

NEW ISSUE SECURITIES. No Access Person may purchase new publicly offered issues of any securities (IPOs) for any Covered Account in the initial public offering of those securities. Generally, Access Persons may not purchase IPOs for Covered Accounts until at least one day after the public offering has been completed.

PRIVATE PLACEMENTS. As with all transactions in Covered Accounts, purchases of securities in private placements must be cleared in advance by the Chief Investment Officer. Private Placements present special issues for pre-clearance decisions. In determining whether to approve any such transaction for an Access Person, the Chief Investment Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Access Person by virtue of his or her position with Hoover(6). An Access Person who has acquired securities in a private placement must notify the Chief Investment Officer if he or she is to participate in subsequent consideration of an investment by client accounts in securities of the same issuer. In such circumstances, a decision to acquire securities of that issuer for client accounts must be reviewed independently by an Access Person with no personal interest in that issuer prior to placing an order. If no such Access Person exists, the transaction should not be effected for client accounts without specific client approval.

LIMITATION ON SHORT-TERM TRADING. No Access Person may buy and then sell, or sell and then buy, any security (other than an Excluded Security) for a Covered Account within any period of 60 days if, at any time while the Access Person holds the security, (i) any client also owns the security or a related security or instrument or (ii) has any Client Investment

___________________________
(6) In making this determination, the Compliance Officer will often be expected to consult with the Portfolio Mangers.

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Information relating to that security or a related security or instrument. This rule also applies to transactions in convertible, derivative, or otherwise related securities, such as options, that have the same effect as the transactions described in the first sentence of this paragraph. Thus, for example, an Access Person may not buy a stock (other than an Excluded Security) and, within 60 days, buy a put option on that stock if, at any time he or she owns the stock, any client also owns either the underlying stock or any option on the stock or the firm has Client Investment Information about the stock. As a practical matter, if an Access Person has bought or sold a security (other than an Excluded Security) and the firm subsequently buys or sells the security for client accounts or develops Client Investment Information about the security, the Access Person must refrain from effecting any contrary transaction for the balance of the 60-day period.

If an Access Person completes a transaction in violation of this policy, he or she may be required to turn over any profits realized on the transaction either as a penalty or for the benefit of clients.

TRANSACTION MONITORING. To determine whether Access Persons have complied with the rules described above (and to detect possible insider trading), the Compliance Officer will review duplicate trade confirmations provided pursuant to those rules within 10 days after their receipt. The Compliance Officer will compare Quarterly Reports and records of pre-clearance activities to determine whether Employees are complying with the pre-clearance and reporting requirements. The Compliance Officer will also compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential frontrunning, scalping, or other practices that constitute or could appear to involve abuse of an Access Person's position.

DUTIES OF CONFIDENTIALITY. All Client Investment Information and all information relating to clients' portfolios and activities is strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

POLITICAL OR CHARITABLE CONTRIBUTIONS. It is Hoover's policy not to provide political or charitable contributions to any organization that is a client of Hoover. Neither Hoover, nor its members, principals or Employees may knowingly make any political or charitable contribution to any organization that is a client of Hoover, a client-sponsored organization, or to an officer, director or employee of a client.

EMPLOYEE REPORTING
------------------

REPORT OF HOLDINGS. Each Employee must, upon commencement of employment (or implementation of this Code, if later), disclose to the Compliance Officer the identities, amounts, and locations of all securities owned in all Covered Accounts. In addition, each Employee must disclose similar information within thirty (30) days after the end of each calendar year while employed by Hoover. These reports may be made on the forms attached as APPENDIX 2-B AND APPENDIX 2-D.

QUARTERLY REPORTS. Each Employee must report to the Compliance Officer by the tenth business day of each quarter all securities transactions in all of the Employee's Covered Accounts during the preceding quarter. In addition, each Employee must report all transactions for the account of each person or entity
(i) that is not a client of Hoover and (ii) for whom the Employee manages, provides investment management services or to whom the Employee gives investment or voting advice. Those transactions may be reported on the

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form attached as APPENDIX 2-C(7). Reporting may also be effected by directing brokerage firms, banks, or other institutions that maintain Covered Accounts to provide duplicate confirmations and account statements to Hoover.

In filing Quarterly Reports, Employees must note that:

o Each Employee must file a report every quarter whether or not there were any reportable transactions.

o Reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

o Quarterly reports as to family and other Covered Accounts that are fee-paying clients of Hoover need merely list the account number; transactions need not be itemized.

o Employees need not report transactions in direct obligations of the U.S. Government or money market fund shares. HOWEVER, EMPLOYEES MUST REPORT TRANSACTIONS IN ALL STOCKS, ETFS, BONDS AND OTHER DEBT SECURITIES, EVEN THOSE ISSUED BY COMPANIES WITH MARKET CAPITALIZATIONS IN EXCESS OF $25 BILLION, EVEN THOUGH THE SUBSTANTIVE RESTRICTIONS IMPOSED BY THIS CODE DO NOT APPLY.

CONFIDENTIALITY. All statements of holdings, duplicate trade confirmations, duplicate account statements, and monthly reports will generally be held in confidence by the Compliance Officer. However, the Compliance Officer may provide access to any of those materials to other members of Hoover's management or to compliance personnel of Fund Clients in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts. Hoover may also provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.





















___________________________
(7) If possible, all reportable transactions should be listed on a single form. If necessary, because of the number of transactions, attach a second form and mark it "continuation". All information called for in each column must be completed for every security listed on the report.

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                  POLICY TO DETECT AND PREVENT INSIDER TRADING
                      HOOVER INVESTMENT MANAGEMENT CO., LLC
                               (Revised June 2000)


Hoover Investment Management Co., LLC forbids you to trade, either personally or on behalf of others, including accounts managed by Hoover Investments, on material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Hoover Investment's policy extends to activities within and outside your duties at Hoover Investments.

The term "insider trading" in not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to the communication of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1. trading by an insider while in possession of material nonpublic information,

2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

3.       communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult Irene Hoover.

WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. "Material information" is generally defined as information that there is a substantial likelihood a reasonable investor would consider important to make his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information you should consider material includes, but is not limited to:

o        dividend changes,
o        earnings estimates,
o        changes in previously released earnings estimates,
o        significant merger or acquisition proposals or agreements,

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

o        major litigation,
o        liquidation problems, and
o        extraordinary management developments.

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

PENALTIES FOR INSIDER TRADING

Penalties for trading on, or communicating, material nonpublic information are severe, for both the individuals involved in the unlawful conduct and their employers. Persons can be subject to some or all of the penalties below, even if they do not personally benefit from the violation.

         o        civil injunctions,
         o        treble damages,
         o        disgorgement of profits,
         o        jail sentences,
         o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
         o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Code of Ethics can be expected to result in serious sanctions by Hoover Investments, including dismissal of the persons involved.

PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

Before trading for yourself or others, including accounts managed by Hoover Investments, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1. Is the information material? Would an investor consider it important in making their investment decisions? Would it substantially affect the market price of the securities if generally disclosed?

2. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal, or other publications of general circulation?

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If, after considering the above, you believe the information may be material and nonpublic:

1.       Report the matter immediately to Irene Hoover.

2. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by Hoover Investments.

3. Do not communicate the information inside or outside Hoover Investments, other than to Irene Hoover. In addition, you should take care that the information is secure. For example, you should seal files and restrict access to computer files containing material nonpublic information.

4. Irene Hoover will instruct you to continue the prohibitions against trading and communication, or will allow you to trade and communicate the information. Any questions about whether information is material or nonpublic, the applicability or interpretation of these procedures, or the propriety of any action, must be discussed with Irene Hoover before you trade or communicate the information to anyone.

These procedures have been established to help you avoid insider trading, and to help Hoover Investments prevent, detect and impose sanctions against insider trading. You must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures consult Irene Hoover.

                    SECTION II. EMAIL AND INTERNET PROCEDURES

The Firm provides employees, independent contractors and others using the Firm's computer network ("Hoover Users"), with access to electronic mail ("email") and to the Internet for use in connection with the business of the Firm. It is the responsibility of each Hoover User to ensure that this technology is used for proper business purposes and in a manner that does not compromise the confidentiality of proprietary, privileged or other sensitive information. This policy sets forth important information and procedures about the proper use of email and Internet services at the Firm. This policy applies to Hoover Users who access the Firm's computer system or services from any location, including homes or other remote locations.

THE FIRM'S COMPUTER SYSTEM. The entire network of the Firm's computer systems and services and the information, data and communications in that system ("Computer System"), including email communications (sent or received) and records of Internet use through the Firm's Computer System, is the sole and exclusive property of the Firm. The Firm also retains and reserves the right to monitor any and all aspects of its Computer System, including but not limited to its email system, individual email boxes of Hoover Users and the frequency and identification of sites visited on the Internet by Hoover Users, including the use of "filtering" and "monitoring" software to test for inappropriate content. All electronics communication will be treated as business-related and all messages should be professional and business-like. This includes any personal email accounts that you maintain or access using Hoover's Computer System.

CONFIDENTIALITY

         1. Internal Network - You are not permitted to use any password (other than your own password) to access data or to retrieve any stored file or communication on our internal network unless specifically authorized.

         2. The Internet is not secure. Therefore, confidential, proprietary or privileged communications and sensitive documents transmitted via the Internet (including email communications) are transmitted at the risk of the Firm, its clients, and the individual who sends the communication. Traditional mail, fax or courier services should be used for confidential or sensitive material whenever practicable.

PROFESSIONALISM. The same professionalism normally observed in conducting our business should be observed in using the Firm's email system and the Internet. In addition, because transmittals of email or the use of the Internet may associate the user with the Firm by recipients or other trackers of Internet usage, Hoover Users must exhibit professionalism, honesty and tact in any communication or posting made through the Internet or email, as well as on the Firm's internal system.

EMAIL INFORMATION AND PROCEDURES.

         1.   Information Regarding Email.

              a. Email communications sent to recipients outside of the Firm, if sent over the Internet and not encrypted, are not secure.

              b. The existence of passwords and "message delete" functions do not restrict or eliminate the Firm's ability or right to access email communications.

              c. A "private" or similar designation on email communications does not indicate that the communication is exempt from the Firm's filtering and monitoring procedures whether the designation is made by the sender or by the recipient.

              d. In certain situations, the Firm may be compelled to access and disclose messages sent over its email system.

         2.   Email Procedures.

              a. Hoover Users should not share email passwords, provide email access to unauthorized users or access another user's email box unless required or authorized by the Chief Compliance Officer. Hoover Users should not post, display or make easily available any access information, including, but not limited to, passwords.

              b. Personal, non-business email communications are permitted so long as they do not interfere in any way with the Hoover User's productivity (especially during working hours), but must be kept to a minimum and compliant with all procedures described within this policy.

              c. All Firm business must be conducted through the Firm Computer System. Employees who wish to work at home on their business-related files should contact William Hoover for instructions on how to access your Hoover email files from a remote location. No employee may transmit any Firm business-related message from his/her personal computer or email address to any third party.

              d. The Firm prohibits the use of its email system by Hoover Users in such ways as are unprofessional, offensive or demeaning. This includes, but is not limited to, use, display or transmittal of messages that use sexually explicit words or images, jokes, ethnic slurs, racial epithets or any other conduct that may be construed as harassment or disparagement of others based upon their race, national origin, gender, sexual orientation, disability, marital status, age or religious affiliation or beliefs or any other legally protected basis.

              e. Email should not be used to solicit or proselytize others in violation of any Firm policy. In addition, email should not be used for any commercial purpose that is not for the direct and immediate benefit of the Firm.

              f. Systemwide emails should not be transmitted within the Firm unless they relate to the business of the Firm.

INTERNET INFORMATION AND PROCEDURES.

         1.   Information Regarding the Internet.

              The Firm offers all authorized personnel the ability to use the Firm's network to access the Internet for browsing the World Wide Web (the "Web"). The Web is an unregulated and uncontrolled global network of computers containing a vast but disorganized amount of information. Some sites accessible via the Web may contain useful information related to the Firm's business; others are designed strictly for recreational use. It is the individual responsibility of each Hoover User with Web access to use the Web in a manner consistent with this policy.

         2.   Internet Procedures.

              a. When connected to the Firm's network, Hoover Users may access the Internet only through the network gateway, which is equipped with appropriate firewall protection. The firewall will prevent unauthorized access to our proprietary network. Because of significant security risks, any effort to access the Internet while on the Firm's network and circumventing our firewall, is strictly prohibited.

              b. Sending, receiving, downloading, displaying, printing or otherwise disseminating material that is fraudulent, harassing, libelous, illegal, embarrassing, sexually explicit, obscene, pornographic, intimidating or defamatory is prohibited.

              c. Hoover Users should not sign "guest books" at Websites or post comments or messages to Internet newsgroups or discussion ("chat") groups at Websites. These actions could expose the Firm to liability or unwanted attention.

              d. Access to the Internet through the Firm's network should not be used for commercial or personal advertisements, solicitations, promotions or the distribution of political material, gambling or any other inappropriate use.

              e. Hoover Users must not access any restricted or secure Internet site through the Firm's network without proper authorization or where they would be in violation of any state or federal law.

              f. Special care should be taken when downloading files of any type from the Internet to avoid computer viruses. Downloading or installing SOFTWARE to the Firm's network or a Hoover User's hard drive is strictly prohibited. Virus checking software is in place for the Firm's overall protection. Files of particular concern should be scanned for viruses before opening. Employees should contact William Hoover if they need assistance. Downloading audio, video or other multimedia files should be avoided. These files are unusually large and the software required to run the files compromises network resources.

LEGAL COMPLIANCE. Hoover Users should ensure strict compliance with all applicable legal requirements, including software licenses, copyrights and all other state and federal laws governing intellectual property, copyright and online activity.

VIOLATION OF POLICY. Hoover Users should bring to the attention of the Chief Compliance Officer any known or suspected violation of the Firm's Policy on Email and Internet Procedures. No Hoover User who believes that an email that has been sent or received, or some other Internet usage that has occurred, constitutes a possible violation of this policy may delete any record of that transmittal, receipt or usage. The Firm may need to track any security threat or inappropriate usage to protect the Firm's interests.

Failure to comply with the Firm's policy will subject the violator to discipline, up to and including termination of employment.

EMPLOYEE REPORTING. Each Employee must complete the Compliance with Email and Internet Procedures portion of Appendix 2-C quarterly, certifying that they are in compliance with the Firm's email and internet procedures and that they have not used personal email for company business during the quarter. This certification must be submitted to the compliance officer quarterly by the tenth business day of each quarter.

       SECTION III. GIFTS AND ENTERTAINMENT; OUTSIDE EMPLOYEE ACTIVITIES;
                                 COMMUNICATIONS


PERSONAL GIFTS AND BUSINESS ENTERTAINMENT

GENERAL POLICY. The term "Business Entertainment" means any social event, hospitality event, sporting event, entertainment event, meal, leisure activity, or event of a similar nature provided by a broker or service provider. Please keep in mind that if you attend an event or accept tickets from a broker or service provider who does not accompany you to the event, the tickets are deemed to be a gift. No Employee may receive any gift or other item of more than nominal value from any person or entity that does business with or on behalf of any Hoover client. In order to avoid the appearance of a conflict of interest regarding your independence or objectivity, all employees must refuse to accept gifts or business entertainment that is so frequent, lavish or extensive in nature that it could be judged to have the likely effect of causing you to act in a manner inconsistent with the best interests of our clients.

The above general policy does not apply to ordinary and usual business entertainment, such as one-on-one or group lunches, dinners, or conferences attended by the employee only when the purpose is to meet a company management team or a particular analyst.

COMPLIANCE PROCEDURES. Employees must report promptly to the Compliance Officer any personal gift presented to them by someone outside Hoover, whether it is cash, wine, tickets, a trip, favors, etc. Generally, Hoover will not allow employees to accept gifts of more than a nominal amount. The Compliance Officer evaluates from time to time what constitutes a "nominal amount." As ofMarch 2008, the "nominal amount" has been set at $100 per broker per year. If a gift appears to be excessive in value, the Compliance Officer will determine the appropriate response, which may include, among other outcomes, returning it to the giver, giving it to charity, or sharing it among all Firm employees.

REPORTING: Each Employee must complete the Gift and Business Entertainment portion of Appendix 2-C quarterly, to report the receipt of all personal gifts and business entertainment outside the ordinary and usual guidelines described in the second paragraph above, and which would contribute to the $100 per broker per year limit. This must be submitted to the compliance officer quarterly by the tenth business day of each quarter.

SERVICE AS A PUBLIC COMPANY DIRECTOR

No Investment Employee may serve as a director of a publicly-held company without prior approval by the Chief Investment Officer (or another Investment Employee, if the Chief Investment Officer is the proposed board member) based upon a determination that service as a director would be in the best interests of any Fund Client and its shareholders. In the limited instances in which such service is authorized, Investment Employees serving as directors will be isolated from other Investment Employees who are involved in making decisions as to the securities of that company through procedures determined by the Compliance Officer to be appropriate in the circumstances.

OTHER OUTSIDE BUSINESS INTERESTS

GENERAL POLICY. Except for service as public company directors (subject to the procedure discussed above), Access Persons may not engage in significant business activities outside of their activities for Hoover without disclosing those outside activities to the Compliance

Officer. The Firm may prohibit outside activities that the Compliance Officer and/or Chief Investment Officer, in his or her discretion, believes (i) may pose a significant conflict of interest with Hoover's activities, (ii) could result in interruption in service to its clients or (iii) could result in adverse publicity for Hoover.

COMPLIANCE PROCEDURES. Each employee must take the following steps to comply with Hoover's policy regarding outside business activities:

         o At or before commencement of employment, complete and submit to the Compliance Officer a Statement of Outside Business Activities in the form of Appendix 2-E. An employee must discuss any disclosed activities with the Compliance Officer at her request to enable her to determine whether the activities might result in a significant conflict of interest with Hoover's activities or the employee's activities on Hoover's behalf.

         o Bring to the attention of the Compliance Officer any prospective plans to engage in any outside business activities prior to initiating them.

         o Provide the Compliance Officer annually with an updated Statement of Outside Business Activities indicating any changes to the information contained in the Statement previously submitted.

Any information submitted to the Compliance Officer under this policy will be considered confidential and will not be discussed with anyone other than senior management and/or Hoover's professional advisors without the employee's permission.

WRITTEN MATERIALS PREPARED BY EMPLOYEES

GENERAL POLICY. No employee may distribute any written materials that refer to Hoover or the employee's activities on behalf of Hoover without first submitting those materials to the Compliance Officer for approval.

COMPLIANCE PROCEDURES. The Compliance Officer will review all materials submitted pursuant to the preceding paragraph to ensure that references to Hoover or its activities are accurate and do not include any confidential information (including Client Investment Information). The Compliance Officer will also determine whether the materials could have an adverse effect on Hoover's reputation or business standing. To the extent the Compliance Officer discovers problems with the materials, he or she may ask the employee to revise and resubmit them.

COMMUNICATIONS WITH THE MEDIA

GENERAL POLICY. Employees may not communicate with representatives of the media or post any information on the Internet (including participating in chat rooms) relating in any way to Hoover without the Compliance Officer's prior consent, except that "Approved Spokespersons" (as identified from time to time by management) may communicate with the media concerning topics for which they are approved without such prior notice and consent.

COMPLIANCE PROCEDURES
---------------------

PUBLIC APPEARANCES. Before participating as a presenter in any lecture, seminar or media appearance, an employee must:

o        Obtain the approval of the Chief Investment Officer.

o Notify the Compliance Officer of the event and obtain approval of the outline of any speech or lecture to be presented.

o Not make any recommendations of specific securities without the express approval of the Chief Investment Officer.

MEDIA INQUIRIES. Any inquiries from the media must be referred to the appropriate Approved Spokesperson(s) or the Chief Investment Officer. Under no circumstances should an employee who is not an Approved Spokesperson with respect to a particular topic discuss that topic with, or respond to questions from, any member of the media. It is a violation of this Code for any employee to provide the media with any information that is proprietary to Hoover. Any employee committing such a violation will be subject to disciplinary action up to and including termination, subject to applicable law.

INVOLVEMENT IN LITIGATION

Employees must advise the Compliance Officer immediately if they become involved in any litigation, including threatened litigation, or any administrative investigation or proceeding of any kind. Employees must also report to the Compliance Officer if they receive any subpoena, are arrested, become subject to any order, or are contacted by any regulatory authority.

DISCIPLINARY MATTERS
--------------------

Employees must certify annually on Appendix 2-D that they have provided the Compliance Officer with all disciplinary history information. The Compliance Officer will review all disciplinary history and address whether Hoover Investments can employ, or continue to employ, a person with a disciplinary history, whether such person should be subject to additional supervision and determine if the reported disciplinary history affects Hoover's compliance with
Section 9 of the Investment Company Act. This information will also be used to update disclosures required on Form ADV.

                      SECTION IV. PROCEDURES AND SANCTIONS


In addition to the required quarterly reporting as described in each section, each Employee must certify annually that they are in compliance with Hoover's Code of Ethics and Conduct as described below.

CERTIFICATION OF COMPLIANCE. By January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions and certifications required to be reported. A form of such certification is attached to this Code as APPENDIX 2-D.

RETENTION OR REPORTS AND OTHER RECORDS. The Compliance Officer will maintain at Hoover's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, as well as under applicable state laws.

REPORTS OF VIOLATIONS. Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Compliance Officer as soon as practicable. The Compliance Officer will then take such action as may be appropriate under the circumstances.

SANCTIONS. Each Employee acknowledges that, as a term of his or her employment with Hoover, upon discovering that any Employee has failed to comply with the requirements of this Code, Hoover may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, disgorgement of trading profits, limitations on permitted activities, or termination of employment.

CCO REPORTING RESPONSIBILITIES
At least annually, the CCO will provide a written report to the Board of Directors of each fund for which Hoover acts as investment adviser or sub-adviser as to the following:

         o ISSUES ARISING UNDER THE CODE - The report must describe any issue(s) that arose during the previous year under this Code of Ethics or procedures thereto, including any material Code or procedural violations, and any resulting sanction(s). The CCO may report to the fund board(s) more frequently as he or she deems necessary or appropriate, and shall do so as requested by the CEO.
         o CERTIFICATION - Each report must be accompanied by a certification to the fund Boards of Directors that Hoover has adopted procedures reasonably necessary to prevent its employees from violating this Code of Ethics.

AMENDMENTS
The CCO will review the provisions of this Code periodically and issue amendments as deemed necessary and appropriate.

             SECTION V. ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION

I have read, understand, and acknowledge that I am subject to and agree to abide by the guidelines set forth in this Code of Ethics and Conduct as revised March 2008. I further certify that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.



Name__________________________              Date__________________________

                                   APPENDIX 1

                        EXAMPLES OF BENEFICIAL OWNERSHIP


1. By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

2. By others for the Employee's benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

3.       For an Employee's account by a pledgee;

4. By a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

5. By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

6. By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.       By any non-public partnership in which the Employee is a partner;

8. By a personal holding company controlled by the Employee alone or jointly with others;

9.       In the name of the Employee's spouse unless legally separated;

10. In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee's home;

11.      In the name of any person other than the Employee and those listed in
         (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

12. In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Employee can vest or revest title in himself/herself.

                                  APPENDIX 2-A

                   PERSONAL SECURITY TRANSACTION AUTHORIZATION
      (VALID ONLY FOR PROPOSED TRADE DATE AND TWO TRADING DAYS THEREAFTER)



Employee Name:        ________________________________________________________

Account Title:        ________________________________________________________

Proposed Trade Date:  __________________

Security:             _______________________________________________________

Number of Shares:     ____________________

Buy:  __________ or Sell:  __________


                                  AUTHORIZATION

1. Has the security been approved for purchase or sale for client accounts within the last five business days, or is currently being considered for trading in client accounts?

             Yes  __________           No  __________

2. Are there currently any open orders for client accounts, or have their been any purchases or sales for client accounts within the last five business days?

             Yes  __________           No  __________



Request Approved  __________           Request Denied  __________


THIS FORM MUST BE INITIALED BY IRENE HOOVER PRIOR TO ENTERING INTO PERSONAL SECURITIES TRANSACTIONS.

Comments:

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

                                  APPENDIX 2-B

                          LIST OF ACCOUNTS AND HOLDINGS


I hereby certify that the following is a complete list of all accounts with any brokerage firm or other financial institution through which any securities covered by this Code of Ethics may be purchased or sold in accordance with the Code of Ethics of Hoover Investment Management Co., LLC, together with a list of all securities held in those accounts as of the date indicated below.

I understand that you require this list to monitor my compliance with Hoover Investment Management Co., LLC's Code of Ethics. I agree to notify Hoover Investments and obtain its consent before opening any new account that falls within the Code of Ethics. I further agree to furnish Hoover Investments with copies of confirmations of trades, periodic statements and any other information concerning activity in any of the listed accounts.


Broker Name          Account Number         Account Name        Relationship
-----------          --------------         ------------        ------------

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________

Signed:         ______________________________

Name (printed): ______________________________

Date:           ______________________________

Date as of which Information presented:     ______________________________

                                  APPENDIX 2-C

              QUARTERLY REPORT OF PERSONAL SECURITIES TRANSACTIONS
             AND COMPLIANCE WITH EMAIL, INTERNET AND GIFT PROCEDURES

Name: _________________________________________________________________________

For the quarter _________________________ through _____________________________


                        PERSONAL SECURITIES TRANSACTIONS

         [_] The Firm is currently receiving copies of all my confirmations and statements directly from the broker/dealer.

         [_] The Firm is NOT receiving copies of confirms and statement directly from the broker/dealer and following is a list of all of my transactions during the quarter.

         [_] I have not opened any new brokerage accounts during the quarter.

         [_] I have opened the following new brokerage accounts during the quarter: Broker, account number and account name:
                  _____________________________________________________________
                  _____________________________________________________________
                  _____________________________________________________________
                  _____________________________________________________________

        Buy/                                No. of
Date    Sell      Name of Security          Shares      Price      Broker
----    ----      ----------------          ------      -----      ------

_____  ______  __________________________  _________  __________  _____________

_____  ______  __________________________  _________  __________  _____________

_____  ______  __________________________  _________  __________  _____________

_____  ______  __________________________  _________  __________  _____________


                  COMPLIANCE WITH EMAIL AND INTERNET PROCEDURES
                  ---------------------------------------------


         [_] During the quarter I was in compliance with the Firm's email and internet procedures.

         [_] During the quarter I did not use personal email for company business.

                                      GIFTS

[_] During the quarter I reported all gifts and business entertainment received that would contribute to the $100 per broker per year limit(this includes tickets to events classified as "gifts" since the broker did not accompany me to the event).

[_] Following is a list of all gifts and business entertainment received during the quarter that would contribute to the $100 per broker per year limit not reported immediately upon receipt as required by this Code of Ethics:

--------------------------------------------------------------------------------
    Date                Item Received               Value        Received From
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

[_] I did not receive any reportable gifts during the quarter nor was I the recipient of any business entertainment during the quarter that would contribute to the $100 per broker per year limit.



Name: ____________________________________________________ Date: _______________

                                  APPENDIX 2-D

                        ANNUAL CERTIFICATE OF COMPLIANCE
                            FOR THE YEAR ___________


I have read, understand, and acknowledge that I am subject to and agree to abide by the guidelines set forth in the Code of Ethics and Conduct of Hoover Investment Management Co., LLC ("HOOVER"). I further certify that I have complied with that Code and with the Policy to Detect and Prevent Insider Trading attached to that Code since the last date of my certification, and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported pursuant to the requirements of the Code. I further certify that I have complied with the following procedures described in the Code and that I have submitted accurate reporting as required under the Code regarding the following procedures:

         o        Email and internet procedures
         o        Personal gift and business entertainment policy
         o        Outside business activities
         o        Written materials policy
         o        Communications with the media
         o        Involvement in litigation
         o        Disciplinary matters.

I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.




Signed:         ______________________________

Name (printed): ______________________________

Date:           ______________________________

                                  APPENDIX 2-E

                    STATEMENT OF OUTSIDE BUSINESS ACTIVITIES


1.       Outside Activity

The following are all of the outside activities in which I am involved. "Outside activities" include any consulting, employment, advisory, independent contractor, directorship, officer position or other similar relationship with any person or entity other than the Firm. I have indicated "none" if I am not involved in any such activity.

Outside Activity                                  Nature of Activity/Title

_____________________________                     _____________________________

_____________________________                     _____________________________

I have attached additional sheets if necessary.

2.       Ownership Interests

The following is a list of all of my ownership interests of (i) securities in private companies; (ii) privately placed securities in public companies; and
(iii) publicly traded securities if the amount thereof exceeds 5% of the outstanding shares or other units of the class of securities. I have indicated "none" if I have no such interests.

Name of Company               Class of Securities           Percentage Ownership

____________________          ____________________          ____________________

____________________          ____________________          ____________________

I have attached additional sheets if necessary.


I hereby certify that all of the foregoing information is true and correct as of the date hereof. I undertake to inform the Compliance Officer immediately should there be any changes or supplements to the foregoing information.


                                              __________________________________
                                              Signature of Employee

                                              __________________________________
                                              Print Name

                                              __________________________________
                                              Date